Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192475

PROSPECTUS

School Specialty, Inc.

402,296 shares of Common Stock

This prospectus covers the sale of an aggregate of up to 402,296 shares of our common stock, $0.001 par value per share, by the selling stockholders identified in this prospectus, which are referred to below, collectively with any such holder’s transferee, pledgee, donee or successor, as the Selling Stockholders.  The shares of common stock covered by this prospectus were issued in connection with the voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) filed by us and certain of our subsidiaries (collectively, the “Debtors”) on January 28, 2013, pursuant to the May 23, 2013 Bankruptcy Court order confirming the Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as corrected by the Bankruptcy Court on June 3, 2013 (the “Reorganization Plan”).

We will not receive any proceeds from the sale by the Selling Stockholders of the shares covered by this prospectus.  We are paying the cost of registering the shares covered by this prospectus, as well as various related expenses.  The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares under this prospectus.  If required, the number of shares to be sold, the public offering price of those shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

Our common stock is quoted on the OTCQB marketplace under the symbol “SCOO.”  The last reported price of our common stock on the OTCQB marketplace on January 27, 2014 was $79.01 per share.  Although our stock is quoted in the OTCQB, it is thinly traded, and as a result our investors do not have a meaningful degree of liquidity. The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Our executive offices are located at W6316 Design Drive, Greenville, Wisconsin 54942, and our telephone number is (920) 734-5712.

Investing in our common stock involves risks.  You should carefully consider the Risk Factors beginning on page 1 of this prospectus before you make an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2014

TABLE OF CONTENTS

Prospectus

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You should read this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in the securities of School Specialty, Inc. See “Where You Can Find Additional Information” on page 14 for more information.  You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted.  You should assume that information contained in this prospectus, or in any document incorporated by reference, is accurate only as of any date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into it contain forward-looking statements that involve risks and uncertainties.  The statements contained or incorporated by reference in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have made these statements in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements.  Forward-looking statements also include statements regarding the intent, belief or current expectation of School Specialty or its officers. Forward-looking statements include statements preceded by, followed by or that include forward-looking terminology such as “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues” or similar expressions.  In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements include statements included or incorporated by reference in our future filings with the Securities and Exchange Commission.

Forward-looking statements are not guarantees of future performance and are subject to various risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risk factors included in this prospectus and in our periodic filings with the Securities and Exchange Commission (the “SEC”), incorporated by reference or included in this prospectus. All forward-looking statements contained in this prospectus are made only as of the date on the prospectus cover or as of the date of the filings incorporated herein by reference, as applicable. We expressly disclaim any intent to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. Before deciding to buy or sell our securities, you should be aware that the occurrence of the events described in these risk factors could harm our business, operating results and financial condition, which consequences could materially diminish the trading price of our securities and/or their value.

Unless the context requires otherwise, in this prospectus, the “Company,” “School Specialty,” “we,” “us” and “our” refer to School Specialty, Inc.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this entire prospectus carefully, especially the risks of investing in our common stock described under “Risk Factors” and the consolidated financial statements and related notes incorporated by reference in this prospectus, before making an investment decision.

Overview

School Specialty is a leading education company serving the pre-kindergarten through twelfth grade market with innovative and value-added instructional solutions that address a broad spectrum of educational needs, from basic school supplies to standards-based curriculum solutions.

School Specialty, Inc., founded in October 1959, was acquired by U.S. Office Products in May 1996. In June 1998, School Specialty was spun-off from U.S. Office Products in a tax-free transaction. In August 2000, we reincorporated from Delaware to Wisconsin. On January 28, 2013, along with certain of our subsidiaries, we filed voluntary petitions for relief under Chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  On May 23, 2013, the Bankruptcy Court issued an order confirming our Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as corrected by the Bankruptcy Court on June 3, 2013, the “Reorganization Plan”).  In accordance with the Reorganization Plan, effective as of June 11, 2013, we emerged from bankruptcy and reincorporated from Wisconsin to Delaware.

For additional information relating to the Company and its operations, please refer to the reports incorporated herein by reference as described under the caption “Incorporation of Certain Information by Reference” beginning on page 15.

The Offering

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus of up to 402,296 shares of common stock.  All of the shares covered by this prospectus, if and when sold, will be sold by the Selling Stockholders.  Our common stock is quoted on the OTCQB marketplace under the symbol “SCOO.”  The last reported price of our common stock on the OTCQB marketplace on January 27, 2014 was $79.01 per share.  The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.  We will not receive any proceeds from the sale by the Selling Stockholders of the shares covered by this prospectus.

Corporate Information

Our principal offices are located at W6316 Design Drive, Greenville, Wisconsin 54942, and our telephone number is (920) 734-5712. Our general website address is www.schoolspecialty.com. You may obtain, free of charge, copies of our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K (and amendments to those reports) filed with, or furnished to, the Securities Exchange Commission as soon as reasonably practicable after we have filed or furnished such reports by accessing our website at http://www.schoolspecialty.com, selecting “Investors” and then selecting the “SEC Filings” link. Information contained in any of our websites is not deemed to be a part of this prospectus.  See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” beginning on page 15.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes incorporated by reference into this prospectus, before making an investment decision. If any of the following risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our common stock could decline and you could lose part or all of your investment.  In assessing these risks, investors should also refer to the other information contained or incorporated by reference in our other filings with the SEC.

Our common stock is thinly traded, and as a result our investors do not have a meaningful degree of liquidity.

Since October 2013, our common stock has been sporadically quoted on the OTCQB marketplace, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent.  We cannot predict the extent to which an active public market for our common stock will develop or be sustained.  As a consequence, there may be extended periods of time when trading activity in our shares is minimal or nonexistent. We cannot give investors any assurance that a broader or more active public trading market for our common stock will develop or be sustained.  An investor may find it difficult or impossible to dispose of shares or obtain accurate information as to the market value of the common stock.  Investors may be unable to sell their shares of common stock at or above their purchase price if at all, which may result in substantial losses.

Our bankruptcy proceedings, which improved our capital structure and short-term liquidity position, contemplated that we would refine and implement our strategy and business plan, based upon assumptions and analyses developed by us. If these assumptions and analyses prove to be incorrect, we may be unsuccessful in executing our strategy and business plan, which could have a material adverse effect on our business, financial condition, and results of operations.

Our bankruptcy proceedings, which improved our capital structure and short-term liquidity position, contemplated that we would refine and implement our strategy and business plan based upon assumptions and analyses developed by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we considered appropriate under the circumstances. Whether actual future results and developments will be consistent with our expectations and assumptions depends on a number of factors, including but not limited to (i) our ability to obtain adequate liquidity and financing sources and establish an appropriate level of debt; (ii) our ability to restore customers’ confidence in our viability as a continuing entity and to attract and retain sufficient customers; (iii) our ability to retain key employees in those businesses that we intend to continue to emphasize; and (iv) the overall strength and stability of general economic conditions and, in particular, the school funding environment. The failure of any of these factors could materially adversely affect the successful execution of our strategy and business plan.

In connection with our bankruptcy proceedings, we prepared projected financial information to demonstrate to the Bankruptcy Court the feasibility of our Reorganization Plan and our ability to continue operations upon emergence from bankruptcy. The projections reflect numerous assumptions concerning anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond our control and that may not materialize. Further, the projections were limited by the information available to us as of the date of their preparation, which is subject to change. Accordingly, our actual financial condition and results of operations may differ, perhaps materially, from what we have anticipated. Consequently, there can be no assurance that the results or developments contemplated by the Reorganization Plan or our strategy and business plan will occur or, even if they do occur, that they will have the anticipated effects on us and our subsidiaries or our businesses or operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of the transactions contemplated by the Reorganization Plan or subsequent strategy and business plan. In addition, the accounting treatment required for our bankruptcy reorganization may have an impact on our results going forward.

We are highly leveraged. As of October 26, 2013, we had $157.6 million of total debt. This level of debt could adversely affect our operating flexibility and put us at a competitive disadvantage.

Our level of debt and the limitations imposed on us by our credit agreements could have important consequences for investors, including the following:

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we will have to use a portion of our cash flow from operations for debt service rather than for our operations;

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we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing;

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the debt under our credit agreements is at variable interest rates, making us more vulnerable to increases in interest rates;

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we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

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we will be more vulnerable to general adverse economic and industry conditions; and

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we may be disadvantaged compared to competitors with less leverage.

We expect to service our debt primarily from cash flow from operations. Our ability to service our debt obligations thus depends on our future performance, which will be affected by financial, business, economic and other factors. We are not able to control many of these factors, such as economic conditions in the markets where we operate and pressure from competitors. The cash flow we generate may not be sufficient to allow us to service our debt obligations. If we do not have sufficient capital, we may be required to refinance all or part of our existing debt, sell assets or borrow additional funds. We may not be able to take such actions on terms that are acceptable to us, if at all. In addition, the terms of our existing or future debt agreements may restrict us from adopting any of these refinancing alternatives.

The bankruptcy filing has had a negative impact on our relationships with customers, which may negatively impact our business going forward.

We have experienced reduced order volume since the filing of the Chapter 11 Cases. Although we have maintained relationships with many of our customers since our emergence from bankruptcy, we have experienced lower order volumes since the announcement of the Chapter 11 Cases. We believe that the bankruptcy negatively impacted many of our customers’ perceptions of our brand and financial stability. In particular, interest in our Projects by Design® services and orders related to furniture and school fixtures have declined since the announcement of the Chapter 11 Cases. We attribute this trend to customer uncertainty regarding whether we will remain solvent for the months or years that may be required to complete the design, building and renovation of schools. Additionally, as a result of the bankruptcy, we have experienced increased backorders associated with procuring product due to liquidity constraints. The negative perception of our financial condition that was created by the bankruptcy filing may also have an effect on the terms under which some customers are willing to continue to do business with us, and could materially adversely affect our business, financial condition and results of operations. The impact of this customer uncertainty as to our status cannot be accurately predicted or quantified. In order to compete successfully in our markets, we will need to restore customer confidence in our brand and our Company. We are engaging in efforts intended to improve and expand our relations with our customers. We have attempted to support our position with our key customers through direct and active contact with teachers, curriculum specialists and administrators. We may not be able to successfully improve our customer relationships so that our customers will do business with us as they have in the past. The failure to increase sales volumes would have a material adverse effect on our business, results of operations or financial condition. In addition, the delay or cancellation of material orders from, or problems at, any of our major customers could have a material adverse effect on our business, results of operations, or financial condition.

Our inability to obtain sufficient trade credit from our vendors or other sources in a timely manner and on reasonable terms could inhibit our growth and have an adverse effect on our results of operations.

Our ability to pay for products is largely dependent upon the payment terms, or trade credit, that our principal vendors provide us. The payment terms are based on several factors, including (i) our recent operating results, financial position (including our level of indebtedness) and cash flows; (ii) our payment history with the vendor; (iii) the vendor’s credit granting policies (including any contractual restrictions to which it is subject), our creditworthiness (as determined by various entities) and general industry conditions; (iv) prevailing interest rates; and (v) the vendors’ ability to obtain credit insurance in respect of amounts that we owe. We expect to continue to rely on trade credit from our vendors to provide a significant amount of our working capital. If our vendors fail to provide us with sufficient trade credit in a timely manner, we may have to rely on other sources of financing, which may not be readily available or, if available, may not be on terms acceptable or favorable to us. Our recent bankruptcy is likely to have adversely affected our relationship with our vendors and may damage our vendors’ perception of our financial position. These factors, along with any other adverse changes in any of these factors, could increase the costs of financing our inventory, limit or eliminate our ability to obtain vendor financing and adversely affect our results of operations and financial condition. Volatility and disruptions in the global economic environment including tightening in the credit markets could heighten the risk that we may not be able to obtain trade credit or alternative sources of financing, or that to the extent we can obtain it, the terms will be unfavorable. We are engaging in efforts intended to restore and improve our relations with our vendors. To the extent we are unable to do so, the loss of key vendors could have a material adverse effect on our business, results of operations or financial condition.

As a result of the Chapter 11 Cases, our historical financial information may not be indicative of our future financial performance.

Our capital structure was significantly altered under the Reorganization Plan. Under fresh-start reporting rules that apply to us as of June 11, 2013 the effective date of the Reorganization Plan (the “Effective Date”), our assets and liabilities have been adjusted to fair value and our accumulated deficit has been restated to zero. Accordingly, our financial condition and results of operations subsequent to the Effective Date of the Reorganization Plan will not be comparable to the financial condition and results of operations reflected in our historical financial statements. It is also possible that additional restructuring and related charges may be identified and recorded in future periods. Such charges could be material to our consolidated financial position and results of operations.

We have identified a material weakness in our internal control over financial reporting which could, if not remediated, result in additional material misstatements in our financial statements.

Our management is responsible for establishing and maintaining adequate internal control over our financial reporting, as defined in Rule 13a-15(f) under the Securities Exchange Act. As disclosed in Item 9A to our quarterly report on Form 10-Q/A filed on December 16, 2013, management identified a material weakness in our internal control over financial reporting. Specifically, controls did not operate effectively to ensure that the entries associated with the equity issuance to the Ad Hoc DIP lenders as of June 11, 2013 were accurately recorded to properly reflect the net reorganization gain, in light of the technical guidance for fresh-start accounting principles.  A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. As a result of this material weakness, our management concluded that our disclosure controls and procedures were not effective to timely prevent or detect errors in our condensed consolidated financial statements.  We are committed to remediation of the material weakness in internal control over financial reporting. If our remedial measures are insufficient to address the material weakness, or if additional material weaknesses or significant deficiencies in our internal control are discovered or occur in the future, our consolidated financial statements may contain material misstatements and we could be required to restate our financial results.

Our net operating loss carryforwards may be limited and other tax attributes may be reduced.

We expect to generate a Federal net operating loss in fiscal 2014. However, in conjunction with matters that resulted in the Chapter 11 Cases and Reorganization Plan, we experienced a change in ownership under Section 382 of the Internal Revenue Code. This could limit annual federal net operating loss utilization to an amount equal to the net equity value of our stock at the time of the ownership change multiplied by the federal long-term tax exempt rate.

In addition, our Reorganization Plan is expected to result in a reduction of tax attributes, including net operating losses and tax attributes particularly related to goodwill and intangible assets, as a result of the cancellation of pre-bankruptcy indebtedness and obligations. The reduction of these tax attributes may result in increased tax expense in future years.

Our business depends upon the growth of the student population and school expenditures and can be adversely impacted by fixed or declining school budgets.

Our growth strategy and profitability depend in part on growth in the student population and expenditures per student in preK-12 schools. The level of student enrollment is largely a function of demographics, while expenditures per student are affected by federal, state and local government budgets. In addition, the current macroeconomic weakness has resulted in significantly reduced school budgets. In school districts in states that primarily rely on local tax proceeds for funding, significant reductions in those proceeds for any reason can restrict district expenditures and impact our results of operations. Any significant and sustained decline in student enrollment and/or expenditures per student could have a material adverse effect on our business, financial condition, and results of operations. Because school budgets are fixed on a yearly basis, any shift by schools in expenditures during a given fiscal year to areas that are not part of our business, such as facility operating costs and employee related expenditures, could also materially affect our business.

The negative global macroeconomic conditions could continue to impact the education funding provided by state and local governments.

The weakened economic environment has placed increased pressure on state and local government budgets, which are the primary source of school funding. The global economy is currently suffering from the effects of the latest recession which has led to a decline in consumer and business spending and confidence. This has resulted in our customers delaying or cutting school expenditures as the recession creates state and local budget deficits and uncertainty about future economic funding by state and local governments. The federal stimulus funds that were provided by the federal government to school districts helped education funding in 2009 and 2010, but these federal funds have been fully distributed and many states have not been able to replace them due to declining state revenue. Significant and sustained declines in the per student funding levels provided for in state and local budgets, and delays or decreases in spending by our customers due to concerns about potential or actual declines in funding levels, could have a material adverse impact on our business, financial condition and results of operations.

A continued decline in school spending will impact our ability to maintain operating margins.

We have seen a decline in our operating margin in recent years, primarily as a result of our revenue declines, which we believe are primarily related to the continued school spending cuts. We will continue to aggressively pursue further cost reductions if school spending continues to decline, but we do not intend to cut costs in areas that we believe could have a significant impact on future revenue growth. To the extent we are unable to identify additional cost reductions that can be made consistent with our strategy and the weakness in school spending persists, our operating margin may continue to decline. Additionally, spending declines can cause schools to consider purchasing lower priced products, which will lower our operating margins.

Increasing use of web-based products could affect our printed supplemental materials business.

The growth in web-based supplements could reduce the physical paper-based supplements we currently market. While we continue to enhance our product lines with digital alternatives, it is possible that our paper-based products could be supplanted and/or replaced by online sources other than our own.

Increased costs and other difficulties associated with the distribution of our products would adversely affect our results of operations.

Higher than expected costs and other difficulties associated with the distribution of our products could affect our results of operations. To the extent we incur difficulties or higher-than-expected costs related to updating our distribution centers, such costs may have a material adverse effect on our business, financial condition and results of operations. Any disruption in our ability to service our customers may also impact our revenues or profits.

Moreover, as we update our distribution model or change the product mix of our distribution centers, we may encounter unforeseen costs or difficulties that may have an adverse impact on our financial performance.

Our business is highly seasonal.

Because most of our customers want their school supplies delivered before or shortly after the commencement of the school year, we record most of our revenues from June to October. During this period, we receive, ship and bill the majority of orders for our products so that schools and teachers receive their products by the start of each school year. To the extent we do not sell our products to schools during the peak shipping season, many of such sales opportunities will be lost and will not be available in subsequent quarters. Our inventory levels increase in April through June in anticipation of the peak shipping season. We usually earn more than 100% of our annual net income in the first two quarters of our fiscal year and operate at a net loss in our third and fourth fiscal quarters. This seasonality causes our operating results and operating cash flows to vary considerably from quarter to quarter within our fiscal years.

If our key suppliers or service providers were unable or unwilling to provide the products and services we require, our business could be adversely affected.

We depend upon a limited number of suppliers for some of our products, especially furniture and proprietary products. We also depend upon a limited number of service providers for the delivery of our products. If these suppliers or service providers are unable or unwilling to provide the products or services that we require or materially increase their costs (especially during our peak season of June through October), our ability to deliver our products on a timely and profitable basis could be impaired and thus could have a material adverse effect on our business, financial condition and results of operations. Many of our agreements with our suppliers are terminable at any time or on short notice, with or without cause, and, we cannot assure that any or all of our relationships will not be terminated or that such relationships will continue as presently in effect.

Our business is highly competitive.

The market for supplemental educational products and equipment is highly competitive and fragmented. We estimate that over 3,000 companies market supplemental educational products and equipment to schools with preK-12 as a primary focus of their business. We also face competition from alternate channel marketers, including office supply superstores, office product contract stationers, and purchasing cooperatives that have not traditionally focused on marketing supplemental educational products and equipment. Our competitors impact the prices we are able to charge and we expect to continue to face pricing pressure from our competitors in the future, especially on our commodity-type products. These competitors are likely to continue to expand their product lines and interest in supplemental educational products and equipment. Some of these competitors have greater financial resources and buying power than we do. We believe that the supplemental educational products and equipment market will consolidate over the next several years, which could increase competition in both our markets. We also face increased competition and pricing pressure as a result of the accessibility of the internet.

If any of our key personnel discontinue their role with us, our business could be adversely affected.

Our business depends to a large extent on the abilities and continued efforts of our executive officers and senior management. Since March 2013, several of our key employees, including our former Chief Executive Officer, Chief Administrative Officer and Chief Marketing Officer, have resigned. Our Chief Financial Officer retired at the end of December 2013. These departures could have a material adverse effect on our business. In addition, if we are unable to attract and retain other key personnel and qualified employees, our business could be adversely affected. We do not intend to maintain key man life insurance covering any of our executive officers or other members of our management.

A failure to successfully implement our business strategy could materially and adversely affect our operations and growth opportunities.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control, and we may not be successful in implementing our strategy. This includes limitations due to the inability to obtain financing and/or the restrictiveness of our debt covenants. In addition, the implementation of our strategy may not lead to improved operating results. We may decide to alter or discontinue aspects of our business strategy and may adopt alternative or additional strategies due to business or competitive factors or factors not currently expected, such as unforeseen costs and expenses or events beyond our control. Any failure to successfully implement our business strategy could materially and adversely affect our results of operations and growth opportunities.

We face risks associated with our increasing emphasis on imported goods and private label products.

Increases in the cost or a disruption in the flow of our imported goods may adversely impact our revenues and profits and have an adverse impact on our cash flows. Our business strategy includes an increased emphasis on offering private label products and sourcing quality merchandise directly from low-cost suppliers. As a result, we expect to rely more heavily on imported goods from China and other countries and we expect the sale of imported goods to continue to increase as a percentage of our total revenues. To the extent we rely more heavily on the sale of private label products, our potential exposure to product liability claims may increase. In addition, our reputation may become more closely tied to our private label products and may suffer to the extent our customers are not satisfied with the quality of such products. Private label products will also increase our risks associated with returns and inventory obsolescence. Our reliance on imported merchandise subjects us to a number of risks, including: (a) increased difficulties in ensuring quality control; (b) disruptions in the flow of imported goods due to factors such as raw material shortages, work stoppages, strikes, and political unrest in foreign countries; (c) problems with oceanic shipping, including shipping container shortages; (d) economic crises and international disputes; (e) increases in the cost of purchasing or shipping foreign merchandise resulting from a failure of the United States to maintain normal trade relations with China and the other countries we do business in; (f) import duties, import quotas, and other trade sanctions; and (g) increases in shipping rates imposed by the trans-Pacific shipping cartel. If imported merchandise becomes more expensive or unavailable, we may not be able to transition to alternative sources in time to meet our demands. A disruption in the flow of our imported merchandise or an increase in the cost of those goods due to these or other factors would significantly decrease our revenues and profits and have an adverse impact on our cash flows.

Currency exchange rates may impact our financial condition and results of operations and may affect the comparability of our results between financial periods.

To the extent we source merchandise from overseas manufacturers and sell products internationally, exchange rate fluctuations could have an adverse effect on our results of operations and ability to service our U.S. dollar-denominated debt. All of our debt is in U.S. dollars while a portion of our revenue is derived from imported products and international sales. Therefore, fluctuations in the exchange rate of foreign currencies versus the U.S. dollar could impact our costs and revenues. In addition, for the purposes of financial reporting, any change in the value of the foreign currencies against the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain. Consequently, our reported earnings could fluctuate as a result of foreign exchange translation and may not be comparable from period to period.

It is difficult to forecast our revenue stream given the seasonal purchasing patterns of our customers and delays in passage of state budgets.

The seasonal purchasing patterns of our customers, the fact that our customers typically purchase products on an as-needed basis, and the lack of visibility into education funding levels if state budgets are delayed make it difficult for us to accurately forecast our revenue stream, which may vary significantly from period to period.

Financial analysts and others that may seek to project our future performance face similar difficulties. The difficulty in accurately forecasting our revenue increases the likelihood that our financial results will differ materially from any projected financial results. Any shortfall in our financial results from our, or third-party, projected results could cause a decline in the price of our common stock.

We may have a material amount of intangible assets which are potentially subject to impairment.

At October 26, 2013, intangible assets represented approximately 19.3% of our total assets. As discussed in Note 8 to the consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the fiscal year ended April 27, 2013, we recorded impairment charges of $4.7 million related to indefinite-lived intangible assets in the third quarter of fiscal 2013 and $21.0 million related to indefinite-lived intangible assets in the third quarter of fiscal 2012. The impairments were determined as part of the fair value assessment of these assets.

We have a material amount of capitalized product development costs which might be written-down.

We had capitalized product development costs of $28.2 million and $27.7 million at April 27, 2013 and April 28, 2012, respectively, related to internally developed products, which are amortized to expense over the lesser of five years or the product’s life cycle. Any changes in the estimated sales volume or life cycle of the underlying products could cause the currently capitalized costs to be impaired.

Our operations are dependent on our information systems.

We have integrated the operations of most of our divisions and subsidiaries, which operate on systems located at both our Greenville, Wisconsin, headquarters and our third-party hosted ERP system provider’s facilities. In addition, there are divisions running legacy systems hosted at their locations. All systems rely on continuous telecommunication connections to the main computers. If any of these connections becomes disrupted, or unavailable, for an extended period of time, the disruption could materially and adversely affect our business, operations and financial performance.

Even though we have taken precautions to protect ourselves from unexpected events that could interrupt new and existing business operations and systems, we cannot be sure that fire, flood or other natural disasters would not disable our systems and/or prevent them from communicating between business segments. The occurrence of any such event could have a material adverse effect on our business, results of operations and financial condition.

We rely on our intellectual property in the design and marketing of our products.

We rely on certain trademarks, trade names and service names, along with licenses to use and exploit certain trademarks, trade names and service names (collectively, the “marks”) in the design and marketing of some of our products. We could lose our ability to use our brands if our marks were found to be generic or non-descriptive. While no single mark is material to our business, the termination of a number of these marks could have an adverse effect on our business. We also rely on certain copyrights, patents and licenses other than those described above, the termination of which could have an adverse effect on our business

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Stockholders.

SELLING STOCKHOLDERS

We have included in this prospectus up to 402,296 shares of common stock, which were originally issued pursuant to the Reorganization Plan.  See “Description of Securities to be Registered” beginning on page 12.

The table provided below sets forth certain information regarding the Selling Stockholders and the shares of common stock that may be offered by this prospectus.  The Selling Stockholders may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth below. As a result, we cannot estimate the number of shares of common stock that a Selling Stockholder will beneficially own after termination of sales under this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders. In addition, a Selling Stockholder may have sold, transferred or otherwise disposed of all or a portion of that holder’s shares since the date on which they provided information for this table. We are relying on the Selling Stockholders to notify us of any changes in their beneficial ownership after the date they originally provided this information. See “Plan of Distribution” beginning on page 11. In addition to the ownership of the common stock, the Selling Stockholders have had the relationships described below with us within the past three years.

Selling Stockholder (1) (2)	Number of Shares Owned before Offering	Number of Shares Covered by This Prospectus	Number of Shares Owned after Offering (3)	Percentage of Shares Owned after Offering

Zazove Associates, LLC (4)	313,598	313,598	___	0%

J. Goldman Master Fund, L.P. (5)	88,698	88,698	___	0%

(1)

Post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.

(2)

None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

(3)

Amounts assume the sale of all shares of common stock offered by this prospectus.

(4)

Zazove Associates, LLC is a registered investment advisor.  Zazove Associates, Inc., an Illinois corporation, is the managing member of Zazove Associates, LLC and Gene T. Pretti is a control person of Zazove Associates, Inc. and CEO and Sr. Portfolio Manager of Zazove Associates, LLC. Each of Zazove Associates, LLC, Zazove Associates, Inc. and Gene T. Pretti has sole voting power with regard to the 313,598 shares listed above.

(5)

J. Goldman Master Fund, L.P., (the “Master Fund”); J. Goldman & Co., L.P., a Delaware limited partnership (“JGC”), as the investment adviser of the Master Fund; J. Goldman Capital Management, Inc., a Delaware corporation (“JGCM”), as the general partner of JGC; and Jay G. Goldman, as the President of JGC and sole director of JGCM, beneficially own 88,698 shares of common stock, of which 1,828 shares (the “Managed Shares”) were held in an account managed by Old Bellows Partners LP (“Old Bellows”). The parties have sole voting and dispositive power over 86,870 shares and shared voting and dispositive power over the Managed Shares with Old Bellows. As a result of their relationships, each of JGC, JGCM and Mr. Goldman may be deemed to beneficially own the shares of common stock owned by Master Fund.

Board Positions

In connection with the Reorganization Plan, Justin Lu, Madhu Satyanarayana and James R. Henderson were designated as directors by the three largest Ad Hoc DIP Lenders, which included Zazove Associates, LLC and J. Goldman & Co., L.P., each of which is a Selling Stockholder or an affiliate of a Selling Stockholder hereunder.  Mr. Lu is a principal and assistant high yield portfolio manager at Zazove Associates, LLC. Mr. Lu has been a member of Zazove since 2006.  Mr. Satyanarayana is a Portfolio Manager of J. Goldman & Co., L.P., the investment manager to J. Goldman Master Fund, L.P., and has been employed in that position since 2011.

The board of directors has determined that each non-employee member of the board of directors will receive an annual cash retainer equal to $175,000 which will be paid in four equal quarterly installments.  The first payment for the first and second quarters of fiscal 2014 were made on October 28, 2013.  In accordance with their firms’ policies, the retainers payable to Messrs. Lu and Satyanarayana will be paid directly to their firms.

Ad Hoc DIP Agreement

In connection with the Company’s Chapter 11 bankruptcy proceedings, on February 27, 2013, the Company entered into a Senior Secured Super Priority Debtor-in-Possession Credit Agreement (the “Ad Hoc DIP Agreement”) by and among the Company, certain of its subsidiaries, U.S. Bank National Association, as Administrative Agent and Collateral Agent and the lenders party thereto, including the Selling Stockholders.  The Ad Hoc DIP Agreement provided for a revolving credit facility of up to $155 million. On the Effective Date of the Reorganization Plan, the Ad Hoc DIP Agreement was terminated in accordance with the Reorganization Plan.  Each lender under the Ad Hoc DIP Agreement, including each of the Selling Stockholders and certain of their affiliates, received its pro rata share of the 65% of the shares of common stock of the reorganized Company that were distributed as of the Effective Date.

Convertible Subordinated Debentures

In November 2006, the Company sold $200.0 million of convertible subordinated debentures due 2026 (the “2006 Debentures”). The 2006 Debentures were unsecured, subordinated obligations of the Company, which paid interest at 3.75% per annum and were convertible upon satisfaction of certain conditions. The debentures were redeemable at our option on or after November 30, 2011. On November 30, 2011, the holders had the right to require us to repurchase all or some of the 2006 Debentures. On March 1, 2011 and July 7, 2011, the Company exchanged $100.0 million and $57.5 million, respectively, in aggregate principal amount of the outstanding 2006 Debentures, for $100.0 million and $57.5 million, respectively, in aggregate principal amount of convertible debentures also due November 30, 2026, (the “2011 Debentures”). The 2011 Debentures were unsecured, subordinated obligations of the Company, which paid interest at 3.75% per annum on each May 30th and November 30th, and were convertible upon satisfaction of certain conditions. Principal accreted on the 2011 Debentures at a rate of 3.9755% per year, compounding on a semi-annual basis. On the Effective Date, in accordance with the Reorganization Plan, the 2011 Debentures were canceled and the indenture under which the 2011 Debentures were issued was terminated. Each holder of the 2011 Debentures, including each of the Selling Stockholders and certain of their affiliates, received its pro rata share of the 35% of the shares of common stock of the reorganized Company allocated for such purpose.

New Term Loan Credit Agreement

June 11, 2013, the Company entered into a Credit Agreement (the “New Term Loan Credit Agreement”) among the Company, Credit Suisse AG, as Administrative Agent and Collateral Agent, and the lenders party to the New Term Loan Credit Agreement (the “Term Loan Lenders”), including certain of the Selling Stockholders and certain of their affiliates.  Under the New Term Loan Credit Agreement, the lenders agreed to make a term loan to the Company in aggregate principal amount of $145 million. The table below summarizes the commitment amount under the New Term Loan Credit Agreement of each of the Selling Stockholders and their affiliates that were parties thereto.

Lender	Commitment Amount
Zazove Aggressive Growth Fund, L.P.	$2,700,000
Zazbond LLC	550,000
Zazove Convertible Securities Fund, Inc.	1,450,000
Zazove High Yield Convertible Securities Fund, L.P.	675,000

With the exceptions of the matters described above, there are no other material arrangements, agreements or relationships between the Company and the Selling Stockholders ongoing, nor have any such arrangements, agreements or relationships been in effect during the past three years, other than in the Selling Stockholders’ capacity as stockholders of the Company.

PLAN OF DISTRIBUTION

The shares covered hereby may be sold or distributed from time to time by the Selling Stockholders, who may be deemed to be underwriters, on the OTCQB marketplace or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  Our common stock is currently quoted on the OTCQB marketplace under the symbol “SCOO.”  The distribution of the shares may be effected in one or more of the following methods:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transactions;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

privately negotiated transactions;

•

in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•

a combination of any such methods of sale; or

•

any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Selling Stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company will pay certain fees and expenses incurred by the Company incident to the registration of the securities.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Stockholders.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without regard to any volume or manner-of-sale limitations by reason of Rule 144 without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES TO BE REGISTERED

As of the date of this prospectus, our authorized capital stock consists of 2,000,000 shares of common stock, $0.001 par value per share, and 500,000 shares of preferred stock, $0.001 par value per share.  No shares of preferred stock are issued or outstanding.

Voting Rights. Subject to applicable law and except as otherwise expressly provided elsewhere in the Certificate of Incorporation or the Bylaws, and subject to the rights of holders of any outstanding series of preferred stock, each holder of record of one or more issued and outstanding shares of common stock shall be entitled to one vote for each share of common stock standing in such holder’s name on our books of, and the approval of all matters brought before our stockholders shall require, in addition to any other vote required by law, the affirmative vote of the holders of a majority of the then-issued and outstanding shares of common stock.

Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law, with each share of common stock entitling its holder to one vote. Holders of our common stock will not have cumulative voting rights.  Subject to the voting rights, if any, of holders of any outstanding series of preferred stock, the holders of the issued and outstanding shares of common stock shall have the right and power to elect all the directors of the Company by vote of holders of a majority of the votes of the issued and outstanding shares of common stock present in person or represented by proxy at any meeting at a which a quorum is present called for the purpose of electing directors.

We may not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of Chapter 11 of the United States Bankruptcy Code.

Dividends. The board of directors may cause dividends to be declared and paid on outstanding shares of common stock out of funds legally available for the payment of dividends.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of issued and outstanding shares of common stock shall be entitled to share, ratably according to the number of shares of common stock held by each such holder, in our remaining assets available for distribution to its stockholders after the payment, or provision for payment, of all of our debts and other liabilities and the payment of any outstanding preferred stock that has preferential rights on distributions upon a liquidation, dissolution or winding up of the Company.

Fully Paid Shares. All shares of our common stock are fully paid and non-assessable.

Relative Rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Preferred Stock. Our board of directors is authorized, without stockholder approval, subject to applicable law and certain provisions of our Certificate of Incorporation, to issue preferred stock in one or more series and fix the number of shares constituting any such series and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the preferred stock, including dividend rights, dividend rate, voting rights, terms of redemption, redemption prices, conversion rights and liquidation preferences. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock. In addition, any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights.

Requirements for Advance Notification of Stockholder Nominations

Our Bylaws establish advance notice procedures with respect to the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed, and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”) regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Quotation

Our common stock is quoted on the OTCQB marketplace under the symbol “SCOO.”

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of common stock offered by this prospectus will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended April 27, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule  and includes an explanatory paragraph referring to the Bankruptcy Court’s confirmation of the plan of reorganization). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION WITH RESPECT TO THE REGISTRANT

A substantial portion of the information required to be disclosed in the registration statement of which this prospectus is a part is incorporated by reference to our latest report on Form 10-K and subsequent reports filed with the SEC.  See “Incorporation of Certain Information by Reference” on page 15.

MATERIAL CHANGES

There have been no material changes since April 27, 2013 that have not been described in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and 10-Q/A, this prospectus or our Current Reports on Form 8-K filed prior to the date of this prospectus, which are incorporated by reference herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document filed by the Company at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public at the SEC’s Internet web site at http://www.sec.gov.

We have filed a registration statement, of which this prospectus is a part, covering the shares of common stock offered hereby. As allowed by Commission rules, this prospectus does not include all of the information contained in the registration statement and the included or incorporated exhibits, financial statements and schedules. You are referred to the registration statement and the included or incorporated exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you be referred you to those documents.  The documents incorporated by reference are:

1.

Our Annual Report on Form 10-K for the fiscal year ended April 27, 2013, filed with the SEC on August 7, 2013; and

2.

Our Quarterly Report on Form 10-Q for the fiscal quarterly period ended July 27, 2013, filed with the SEC on September 16, 2013 (excluding Items 1 through 4 of Part I of the Quarterly Report on Form 10-Q filed on September 16, 2013, which were superseded by the Quarterly Report on Form 10-Q/A for the fiscal quarterly period ended July 27, 2013, filed on December 16, 2013).

3.

Our Quarterly Report on Form 10-Q/A for the fiscal quarterly period ended July 27, 2013, filed with the SEC on December 16, 2013.

4.

Our Quarterly Report on Form 10-Q for the fiscal quarterly period ended October 26, 2013, filed with the SEC on December 16, 2013.

5.

Our Current Reports on Form 8-K, filed with the SEC on December 20, 2013, December 16, 2013, October 31, 2013, October 28, 2013, August 19, 2013, July 23, 2013, June 17, 2013, May 30, 2013, May 29, 2013 and May 9, 2013.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus.

We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any and all of the information incorporated by reference in this prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates. Requests should be directed to the Secretary at School Specialty, Inc., W6316 Design Drive, Greenville, Wisconsin 54942, telephone number (920) 734-5712. You may also find these documents in the “Investors” section of our website, http://www.schoolspecialty.com. The information on our website is not incorporated into this prospectus.